EXHIBIT 10b

July 21, 1999

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Dear _________:

The Board of Directors (the "Board") of The Montana Power Company and the Personnel Committee (the "Committee") of the Board have determined that it is in the best interests of the Company (as hereinafter defined) and its shareholders for the Company to enter into this agreement with you to pay you termination compensation in the event you should leave the employ of the Company under the circumstances described below.

The Board and the Committee recognize the valuable services you render and want to assure your continued and active participation in the Company's business affairs. They also realize that the possibility of a Change in Control (as hereafter defined) of the Company is unsettling to you and other senior executives of the Company. Therefore, this agreement is being made to protect you against some of the possible consequences of a Change in Control and thereby to induce you to continue to serve the Company. In particular, the Board and the Committee believe it important, should the Company receive proposals from third parties with respect to its future, to enable you, without being influenced by the uncertainties of your own situation, to contribute to the assessment of such proposals, to the end that the Board may be competently and objectively advised whether a proposal would be in the best interests of the Company, its shareholders, employees and customers, and the communities which it serves and to participate in such other actions regarding such proposals as the Board might determine to be appropriate. The Board and the Committee also wish to demonstrate to executives of the Company that the Company is concerned with the welfare of its executives.

1. Cash Severance

In view of the foregoing and in consideration of your agreement to remain employed with the Company, the Company will pay you as termination compensation a single sum amount, determined as provided below, in the event that within three years after a Change of Control of the Company your employment with the Company (i) is terminated by the Company during the Term (as defined below in section 6.3) (other than (a) for Cause (as hereafter defined) or (b) due to Disability or your death) or (ii) is terminated by you for Good Reason (as hereafter defined) during the Term, such payment to be made within five (5) business days of the effective date of any such termination. Your employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by you for Good Reason (a) if you reasonably demonstrate that your employment was terminated prior to a Change of Control without Cause (1) at the request of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control (or who has taken other steps reasonably calculated to effect a Change of Control) or (2) otherwise in connection with, as a result of or in anticipation of a Change of Control, or (b) if you terminate your employment for Good Reason prior to a Change of Control and you reasonably demonstrate that the circumstance(s) or events(s) which constitute such Good Reason occurred (1) at the request of such Person or (2) otherwise in connection with, as a result of or in anticipation of a Change of Control. Your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute your consent to, or a waiver of your rights with respect to, any act or failure to act constituting Good Reason hereunder. The single sum compensation so payable shall be equal to 200% of the sum of (i) the highest annual rate of base salary paid or payable to you during the thirty-six (36) month period immediately preceding the month in which the Change of Control occurred, and (ii) the highest annual bonus paid or determined payable to you during such thirty-six (36) month period.

2. Other Severance.

In addition, in the event your employment with the Company terminates as described in Section 1 above, within three years after a Change in Control of the Company:

(a) Your participation in and rights and benefits under the Company's Pension Plan, any corresponding Plan of a subsidiary company or any other successor retirement or pension plan adopted by the Company ("the Plan") shall be governed by the terms of the Plan; provided, however that you shall be paid, at the same time that cash severance benefit payments are distributed to you under this agreement, an additional benefit in cash equal to 200% of the Company's annual contribution to your account under the Plan for the Plan Year (as defined in the Plan) immediately preceding the date you terminated employment with the Company.
    You will receive a lump sum payment equal to the present value of the cost to provide welfare benefits comparable to those you were receiving under the Company's life insurance plan, health plan, dental plan, disability plan and other welfare benefit plans, immediately prior to any Potential Change in Control, for three years after the termination of your employment.
    You will receive a single lump sum payment equal to your Target

Bonus (as defined in the Company's EVA Incentive Plan) for the year in which the Change in Control occurred, multiplied by a fraction having a numerator equal to the number of days you were employed by the Company during the year in which the Change in Control occurred and a denominator equal to 365. In addition, any positive EVA bonus bank balances at the date of termination will be added, and any negative EVA bonus bank balances at the date of termination will be subtracted, which may result in a net bonus amount that is no less than zero.

3. Excise Tax Limitation:

Notwithstanding any other provision of this agreement to the contrary, in the event that any payments or benefits received or to be received by you in connection with the termination of your employment with the Company would subject you to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), and if such payments or benefits less the Exercise Tax are less than the maximum amount of the payments or benefits which could otherwise be payable to you without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (a) such cash payment and benefits shall first be reduced (if necessary to zero) and (b) all other non-cash payments and benefits shall not be reduced.

4. Certain Definitions

4.1 For purposes of this agreement, a "Change in Control" means and shall be deemed to occur if:

(a) the Shareholders of the Company approve the dissolution or liquidation of the Company; or

(b) there occurs a reorganization, merger, or consolidation of the Company, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were "beneficial owners" (as defined below), immediately prior to such reorganization, merger or consolidation, of the combined voting power of the Company's then outstanding securities beneficially own, directly or indirectly, immediately after any such reorganization, merger or consolidation, more than eighty percent (80%) of the combined voting power of the securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to any such reorganization, merger or consolidation, of the combined voting power of the Company's securities; or

(c) there occurs the sale, exchange, transfer, or other disposition of shares of stock of the Company (or shares of the stock of any Person (as hereafter defined) that is a shareholder of the Company) in one or more transactions, related or unrelated, to one or more Persons if, as a result of such transactions, any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person(s) any securities acquired directly from the Company) representing more than 20% of the combined voting power of the then outstanding stock of the Company; or

(d) there occurs any transaction which the Company is required to disclose pursuant to Item 1(a) of Form 8-K (as filed pursuant to Rule 13a-11 or Rule 15d-11 of the Exchange Act); or

(e) during any period of twenty-four (24) consecutive months (not including any period prior to December 31, 1998), individuals who constitute the Board at the beginning of such period (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director (other than a director designated by a Person who has entered into an agreement with the Company or an affiliate of the Company to effect a transaction described in clauses (a), (b), (c), (e), or (f) of this definition or any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents) subsequent to the beginning of such period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then still in office and comprising the Incumbent Board at the beginning of such period or whose election or nomination for election was previously so approved (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board; or

(f) there occurs the sale of all or substantially all the assets of the Company; or

(g) the Board, in its sole discretion, determines that a Change in Control has occurred.

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction which results from the action (excluding your employment activities with the Company or any of its subsidiaries) of any Person or group of Persons which includes, is directly affiliated with or is wholly or partly controlled by one or more executive officers of the Company and in which you actively participate.

4.2 For purposes of this agreement, "Potential Change in Control" shall mean and be deemed to have occurred if:

(i) the Company enters into a letter of intent or a definitive agreement, the consummation of which would result in the occurrence of a Change of Control;

(ii) the Company or any Person publicly announces an intention to take actions which, if consummated, would constitute a Change in Control; and/or

(iii) any Person becomes the "beneficial owner" (as defined above), directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities, or any Person increases such Person's beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such Person on December 31, 1998.

4.3 For the purposes of this agreement, unless the context requires otherwise, "Company" shall mean and include The Montana Power Company and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this agreement by operation of law or otherwise (except in determining whether or not any Change in Control has occurred in connection with such succession).

4.4 For purposes of this agreement, "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) there of, other than (i) the Company, or any subsidiary of the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan(s) sponsored by the Company or any such subsidiary (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same character and proportions as their ownership of stock of the Company .

4.5 For purposes of this agreement, "Normal Retirement Date" shall have the meaning set forth in the Plan.

4.6 For purposes of this agreement, "Disability" shall mean and be deemed the reason for the termination by the Company of your employment, if, as a result of your incapacity due to physical or mental illness, (i) you shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, (ii) the Company gives you a notice of termination for Disability, and (iii) within thirty (30 Days after such notice of termination is given, you do not return to the full-time performance of your duties.

4.7 For purposes of this agreement, "Cause" shall mean (i) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or Chief Executive Officer or President of the Company which demand specifically identifies the manner in which such executive believes that you have not substantially performed your duties or (ii) the continued and willful engaging by you in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries, monetarily or otherwise; provided that no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company's Chief Executive Officer or other duly authorized senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company and its subsidiaries. The cessation of your employment shall not be deemed to be for the Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice of any such meeting is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described in clause (i) or (ii) above, and specifying the particulars thereof in detail.

4.8 For purposes of this agreement, "Good Reason" shall mean the occurrence (without your prior express written consent) of any of the following acts or failure to act:

(a) the assignment to you of any duties inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to any Potential Change in Control, or an adverse and substantial change in your reporting responsibilities, titles, or offices or any removal of you from or any failure to re-elect you to any of such positions or offices, as you may hold immediately prior to any such Potential Change in Control, except in connection with the termination of your employment for disability, retirement or as a result of your death, or by you other than for Good Reason;

(b) the reduction by the Company in your rate of salary per annum as in effect immediately prior to any Potential Change in Control;

(c) a failure by the Company to continue in effect any retirement or benefit plan of the Company (including, but not limited to the Plan, the Deferred Savings and Employee Stock Ownership Plan, the Long-Term Incentive Plan, executive bonus plan, deferred compensation plan, supplemental or excess benefit plan, benefit restoration plan or similar plan of the Company) in which you are participating immediately prior to any Potential Change in Control, substantially in the form then in effect, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or arrangement) has been made with respect to such plan, or the failure by the Company or a subsidiary to continue your participation therein (or in such substitute or alternative plan or arrangement) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Potential Change in Control;

(d) the failure by the Company to continue you and, if applicable, your family's participation in any life insurance plan, retiree or other medical plan, accident plan, hospitalization plan, health plan, dental plan, disability plan or other welfare benefit plan) in which you (or if applicable your family) are participating immediately prior to a Change in Control, or any successor to any such plans, at least the same participation and benefit level to which you were entitled immediately prior to such Potential Change in Control, the taking of any action by the Company or a subsidiary which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefits enjoyed by you at the time of the Potential Change in Control, or the failure by the Company or a subsidiary to provide you with the number of paid vacation days to which you are entitled in accordance with the Company's or a subsidiary's normal vacation policy in effect at the time of the Potential Change in Control;

(e) the relocation of the office or place where you normally report for work to a location more than twenty (20) miles distant from the location where you normally reported for work immediately prior to the Potential Change in Control, except for required travel in respect of the Company's business to an extent substantially consistent with your business travel obligations as of the date of any Potential Change in Control;

(f) the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Company in accordance with the Company's normal vacation policy as in effect immediately prior to any Potential Change in Control;

(g) the failure by the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this agreement; and/or

(h) a termination by you for any reason during the thirty (30) day period immediately following the first anniversary of any Change in Control.

5. Legal Fees. If at any time you shall (i) institute legal proceedings to enforce any of the provisions of this agreement, and without regard to whether or not, as a result thereof, you become entitled to monetary or other relief from the Company (whether by way of judgment, settlement or otherwise), the Company shall, in addition to paying or otherwise providing any such relief, reimburse you for all reasonable expenses incurred by you resulting from or in connection with such proceedings, including (without limitation) your attorneys' fees and expenses, except in the case of (i) above if a court determines that your initiation of or legal position in such legal proceedings was frivolous or advanced in bad faith. Any monetary relief to which you shall become entitled shall bear interest at the highest legal rate allowable from the date of termination of your employment. The Company also agrees to reimburse you for all reasonable expenses, including (without limitation) your attorneys' fees and expenses, incurred by you in connection with litigation concerning this agreement instituted by third parties, whether on behalf of the Company or not. The Company agrees that litigation concerning this agreement, whether instituted by you, the Company, or third parties, shall not be grounds for withholding payment to you of the termination compensation and other benefits provided for herein or elsewhere and such termination compensation and other benefits shall be paid to you notwithstanding such litigation.

6. Miscellaneous.

6.1 The termination compensation and other benefits provided herein are in lieu of, and not in addition to, compensation and benefits provided to other employees by The Montana Power Company Termination Benefits Upon Change in Control Policy. The Company agrees that you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this agreement. Further, the amount of any payment or benefit provided for by this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by you to the Company or any of its subsidiaries, or otherwise.

6.2 This agreement shall be binding upon and inure to the benefit of you and your estate and the Company and any successor of the Company.

6.3 This agreement shall be effective on the date checked below next to your signature and shall continue in effect through December 31, 2002; provided, however, that commencing on January 1, 2002 and each January 1 thereafter the term of this agreement shall be extended for additional one year periods unless, prior to June 30 of the preceding year you or the Company shall have given written notice to the other that this agreement shall not be so extended; provided, further, however, that if a Change in Control occurs during the initial term, or any extension term, of this agreement, the agreement shall continue in full force and effect for a period of not less than thirty-six (36) months beyond the month in which the Change in Control occurred (the "Term"). This binding severance agreement is not and should not be characterized as a contract of employment.

6.4 Prior to a Change in Control, and except as otherwise provided herein, this agreement does not impose on the Company any obligation to change or not to change the status of your employment, or to change or not to change any policies or practices regarding conditions of employment or termination of employment.

6.5 This agreement shall be governed by the laws of the state of Montana without regard to the principles of conflict of laws thereof.

6.6 You shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by direct or indirect acts by you in violation of this agreement). After termination of your employment with the Company, you shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event, however, shall an asserted violation of the provisions of this Section 6.6 constitute a basis for deferring or withholding any amounts otherwise payable to you under this agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement between you and the Company.

Very truly yours,

THE MONTANA POWER COMPANY

AGREED:

Effective date: ___ July , 1999 ___ January 1, 2000